EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER FY 2009 RESULTS

Pasadena, CA – September 23, 2009 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) today announced its consolidated financial results for the fourth quarter and fiscal year ended June 30, 2009 (“FY 2009”). The results include RWA Holdings Pty Limited and subsidiaries (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the United States.  Pac-Van’s results for FY 2009 reflect its nine months of operations since it was acquired by General Finance on October 1, 2008.  Unaudited non-GAAP financial information for the fourth quarter of the fiscal year ended June 30, 2008 (“QE4 FY 2008”), which combines the results of Pac-Van with the consolidated results of General Finance, is provided for comparison purposes.

General Finance Consolidated QE4 FY 2009 Results Compared to Non-GAAP Combined QE4 FY 2008 Results

•	Total revenues were $37.8 million and adjusted EBITDA (1) was $7.9 million in QE4 FY 2009 compared with revenues of $51.4 million and adjusted EBITDA of $9.8 million in QE4 FY 2008;
•	Leasing revenues declined by 18.1%, primarily as a result of lower utilization;
•
Sales revenues declined 33.8% in QE4 FY 2009 versus QE4 FY 2008, with the entire decline due to reduced sales at Royal Wolf, as Pac-Van’s sales increased by $1.1 million in Q4 FY 2009 from Q4 FY 2008.  The weakening in the average Australian dollar to the U.S. dollar for the same periods (0.9437 in QE4 FY 2008 to 0.7600 in QE4 FY 2009) caused approximately one-third of the decline in Royal Wolf’s sales revenue;

•
The mix of leasing and sales revenue improved primarily due to the decline of sales revenue at Royal Wolf. In QE4 FY 2009, 51% of revenues were generated by leasing, while sales generated the remaining 49%, as compared to 46% and 54%, respectively, in QE4 FY 2008;

•
Adjusted EBITDA margin improved in QE4 FY 2009  to 21% of total revenue, compared to 19% in QE4 FY 2008, primarily because of the favorable margins from the higher leasing mix, as well as reductions in personnel and other operating expenses;

•
Interest expense for QE4 FY 2009 declined by 38% versus QE4 FY 2008, primarily as a result of lowering interest rates and the weakening in the average Australian dollar between the periods, which more than offset an increase in debt from QE4 FY 2008 to QE4 FY 2009; and

•
The higher foreign currency exchange gain of $3.3 million for QE4 FY 2009, versus a $1.6 million gain in QE4 FY 2008, was due to the more proportionate strengthening of the Australian dollar to the U.S. dollar from March 31, 2009 (0.6835) to June 30, 2009 (0.8048) than from March 31, 2008 (0.9178) to June 30, 2008 (0.9615);

Other QE4 FY 2009 Highlights

•	Days sales outstanding (“DSO’’) in trade receivables for Royal Wolf and Pac-Van at June 30, 2009 decreased to 51 days and 59 days from 55 days and 66 days at March 31, 2009, respectively;
•
Inventories at June 30, 2009 were $22.5 million compared to $19.8 million at March 31, 2009.  Excluding the effect of foreign currency translation into the U.S. dollar reporting currency, Royal Wolf reduced inventories by AUS$1.3 million.  This reduction was more than offset by the transfer to inventories of certain units acquired in the Pac-Van acquisition that have been identified to be sold;

•	The utilization rate of the lease fleet of approximately 39,600 units at June 30, 2009 was slightly over 70% on a unit basis, compared to approximately 72% at March 31, 2009;
•	Net fleet capital expenditures for QE4 FY 2009 were $0.2 million, versus approximately $2.8 million in the third quarter of FY 2009;
•	General Finance was in compliance with the covenants of its senior credit facilities and senior subordinated indebtedness at June 30, 2009;
•
Total debt outstanding at June 30, 2009 was $200.3 million and the ratio of total funded debt to FY 2009 adjusted EBITDA of $37.9 million was 5.2x.  Excluding the effect of foreign currency translation into the U.S. dollar reporting currency, since March 31, 2009, long-term borrowings have been reduced at Royal Wolf by AUS$3.8 million and at Pac-Van by $3.0 million; and

•
Subsequent to QE4 FY 2009, Royal Wolf amended its senior credit facility with Australia and New Zealand Banking Group Limited (“ANZ”) to, among other things, adjust financial covenants to less restrictive levels for the current fiscal year ending June 30, 2010;

(1)  EBITDA (earnings before interest expense, income tax, depreciation and amortization and other non-operating costs and stock based compensation expense) is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA (which adds back stock-based compensation expense) is a non-GAAP measure, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present EBITDA and adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer, commented, “In the fourth quarter, we focused on reductions in debt, capital expenditures, discretionary spending and personnel costs in order to generate free cash flow, and we will continue these initiatives in the current fiscal year.  The Company has responded to declines in market demand by cutting operating costs approximately 22 percent during the most recent quarter compared to the same quarter from the year before.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “We continue to be compliant with the financial covenants of our loan facilities and we are pleased that we amended our senior credit facility agreement at Royal Wolf to include less restrictive financial covenants.”

Mr. Valenta concluded “We are cautiously optimistic about the long-term outlook for our businesses, but for the foreseeable future we will continue to focus on the creation of shareholder value through debt and cost reductions while increasing productivity.”

Conference Call

A conference call is scheduled for Thursday, September 24, 2009, at 8:30 a.m. (PDT) to discuss the fourth quarter ended June 30, 2009 earnings results. The dial-in number is (866) 901-5096 (conference ID number is 30956377).

A replay of the conference call may be accessed through October 9, 2009 by calling (800) 642-1687 or (706) 645-9291 and utilizing conference ID number 30956377.

Non-GAAP Combined General Finance and Pac-Van (QE4 FY 2008) and Consolidated General Finance (QE4 FY 2009) (Unaudited and in thousands, except per share data)
	GFN Consolidated	Pac-Van	Combined	GFN Consolidated
	QE4 FY 2008	QE4 FY 2008	QE4 FY 2008	QE4 FY 2009
	(in thousands)
Revenues
Sales	$ 22,752	$ 5,086	$ 27,838	$ 18,435
Leasing	9,923	13,672	23,595	19,316
	32,675	18,758	51,433	37,751

Costs and expenses
Cost of sales	19,918	3,551	23,469	15,662
Leasing, selling and general expenses	8,566	9,836	18,402	14,402
Depreciation and amortization	2,533	1,172	3,705	5,884

Operating income	1,658	4,199	5,857	1,803

Interest income	95	—	95	52
Interest expense	(2,503)	(1,942)	(4,445)	(2,773)
Foreign currency exchange gain (loss) and other	1,594	—	1,594	3,263
	(814)	(1,942)	(2,756)	542

Income before provision for income taxes and minority interest	844	2,257	3,101	2,345

Provision for income taxes	197	895	1,092	311

Minority interest	94	—	94	(11)

Net income	$ 553	$ 1,362	$ 1,915	$ 2,045

Preferred dividends	$ —	$ 41

Net income per common share:
Basic	$ 0.05	$ 0.11
Diluted	0.05	0.11

Weighted average shares outstanding:
Basic	10,916,371	17,826,052
Diluted	11,240,813	17,826,052

GENERAL FINANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET INFORMATION (In thousands)
	March 31, 2009	June 30, 2009
	(Unaudited)
Trade and other receivables, net	$25,218	$26,432
Inventories	19,779	22,511
Lease fleet, net	183,454	188,915
Total assets	337,886	358,696

Trade payables and accrued liabilities	23,977	24,422
Long-term debt and obligations	191,277	200,304
Stockholders’ equity	96,456	106,170

Additional Information

GENERAL FINANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
	Predecessor	Successor
	Period from July 1 to September 13,	Year Ended June 30,
	2007	2008	2009

Revenues
Sales	$ 10,944	$ 68,029	$ 75,528
Leasing	4,915	27,547	70,932
	15,859	95,576	146,460

Costs and expenses
Cost of sales	9,466	57,675	64,317
Leasing, selling and general expenses	4,210	22,161	51,040
Depreciation and amortization	653	7,367	17,045

Operating income	1,530	8,373	14,058

Interest income	14	1,289	296
Interest expense (a)	(947)	(6,888)	(16,161)
Foreign currency exchange gain (loss) and other (b)	(129)	3,814	(9,312)
	(1,062)	(1,785)	(25,177)

Income (loss) before provision for income taxes and minority interest	468	6,588	(11,119)

Provision (benefit) for income taxes	180	2,034	(4,374)

Minority interest	—	448	(3,028)

Net income (loss)	$ 288	$ 4,106	$ (3,717)

Preferred dividends		$ —	$ 62

Net income (loss) per common share:
Basic		$ 0.40	$ (0.22)
Diluted		0.39	(0.22)

Weighted average shares outstanding:
Basic		10,160,955	16,817,833
Diluted		10,485,397	16,817,833

(a) Includes unrealized loss on interest rate swap and option contracts of $2,057 during FY 2009.

(b) General Finance has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the statement of operations as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the statement of operations as a realized gain or loss. During FY2009, General Finance incurred net unrealized and realized foreign exchange losses totaling $6,616 and $2,847, respectively.

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of General Finance, Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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